UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25,  2017

Vermillion, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34810	33-0595156
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12117 Bee Caves Road, Building Three, Suite 100, Austin, TX  78738

(Address of principal executive offices, including zip code)

512.519.0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.Entry into a Material Definitive Agreement.

On August 25, 2017, Vermillion, Inc. (the “Company”) entered into letter agreements (the “Letter Agreements”) with certain holders (the “Participating Holders”) of outstanding warrants initially issued by the Company to the Participating Holders and certain other investors in a December 2014 private placement (the “2014 Warrants”).  As originally issued, the 2014 Warrants permitted the holders thereof to purchase up to an aggregate of 4,166,659 shares of Company common stock, par value $0.001 per share (“Common Stock”), at an exercise price of $2.00 per share of Common Stock, subject to customary anti-dilution adjustments (the “Exercise Price”).  The 2014 Warrants expire by their terms on December 23, 2017.

Pursuant to the terms and subject to the conditions of the Letter Agreements, each Participating Holder agreed to exercise such Participating Holder’s 2014 Warrants in full or in part on or before August 31, 2017, and, in consideration therefor, the Company agreed to reduce the Exercise Price of the 2014 Warrants to $1.00 per share of Common Stock to the extent such Participating Holder’s 2014 Warrants are exercised on or before August 31, 2017.   To the extent any Participating Holder’s 2014 Warrants are not exercised in full on or prior to August 31, 2017, the exercise price per share of Common Stock subject to such Participating Holder’s 2014 Warrants will be $2.00 per share of Common Stock.

The Participating Holders include Oracle Institutional Partners, L.P., the Jack W. Schuler Living Trust, certain trusts and other entities of which H. George Schuler is the trustee or manager and Birchview Fund LLC.   Pursuant to the Stockholders Agreement, dated May 13, 2013, certain affiliates of Oracle Institutional Partners, L.P. together are entitled to designate one individual to be nominated by the Company to serve on the Company’s board of directors, and Mr. Schuler is entitled to designate one individual to be nominated by the Company to serve on the Company’s board of directors.  According to their respective most recent Schedule 13D filings, (a) Larry N. Feinberg is the Managing Member of Oracle Associates, LLC, which is the general partner of Oracle Institutional Partners, L.P., and beneficially owns 17.36% of the issued and outstanding shares of Common Stock; (b) Jack Schuler is the sole trustee of the Jack W. Schuler Living Trust and beneficially owns 19.6% of the issued and outstanding shares of Common Stock; (c) H. George Schuler is the sole trustee or manager of certain of the Participating Holders and beneficially owns 19.4% of the issued and outstanding shares of Common Stock and (d) Birchview Fund LLC beneficially owns 5.8% of the issued and outstanding shares of Common Stock.

The Company expects to issue approximately 3.8 million shares of Common Stock and receive approximately $3.8 million in aggregate gross proceeds, before transaction costs, in connection with the exercise of the 2014 Warrants held by the Participating Holders.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreements, a form of which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

This report contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements related to the amount of proceeds expected to result from the exercise of the 2014 Warrants. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this report are based on the Company’s expectations as of the date of this report. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements, including those that are described in the Company’s Form 10-K for the year ended December 31, 2016 and Form 10-Q for the quarter ended March 31, 2017, as filed with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this report, except as required by law.

Item 9.01Financial Statements and Exhibits.

The following exhibit is being furnished as part of this report.

(d)      Exhibits

Exhibit No.Description

4.1Form of Letter Agreement, by and between Vermillion, Inc. and certain warrant holders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.

Date: August 28, 2017	By:	/s/Eric J. Schoen
Eric J. Schoen
Senior Vice President, Finance and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.       Description

4.1Form of Letter Agreement, by and between Vermillion, Inc. and certain warrant holders.